EXHIBIT 3.2

4857-6646-2510v.8

AMENDED AND RESTATED BY-LAWS
OF

INGREDION INCORPORATED

(the “Corporation”)

ARTICLE I

Offices

SECTION 1.The registered office of the Corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in said State is The Corporation Trust Company. The Corporation may also have an office or offices other than said registered office at such place or places either within or without the State of Delaware as the Board of Directors may from time to time designate or as the business of the Corporation may require.

ARTICLE II

Seal

SECTION 1.The seal of the Corporation shall be circular in form and shall have the name of the Corporation and the words and numerals “Corporate Seal 1997 Delaware.”

ARTICLE III

Meetings of Stockholders

SECTION 1. Annual Meeting. The annual meeting of stockholders of the Corporation shall be held on such date as the Board of Directors (the “Board”) may designate, and at such time and place as the Board may designate, for the election of directors and for the transaction of such other business as may properly come before the meeting in accordance with these amended and restated by-laws of the Corporation (as amended from time to time in accordance with the provisions hereof, these “By-laws”).  The Board may, in its sole discretion, (a) determine that stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, participate in the meeting, be deemed present and vote at such meeting or (b) determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication, in each case, in accordance with Section 211(a) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).  The Board may postpone, reschedule and/or cancel any annual meeting of stockholders previously scheduled by the Board.

SECTION 2. Special Meetings. Except as provided in the Certificate of Incorporation, special meetings of the stockholders may be called only on the order of the Chairman of the Board, Lead Director, or the Board and shall be held at such date, time and place as may be specified by such order.  The Board may, in its sole discretion, (a) determine that stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, participate in the meeting, be deemed present and vote at such meeting or (b) determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication, in each case, in accordance with Section 211(a) of the DGCL.  At a special meeting of stockholders, only such business shall be conducted (i) as shall be specified in the Corporation’s notice of meeting, and the Board shall have the exclusive authority to determine the business included in such notice or (ii) otherwise properly brought before the special meeting, by or at the direction of the Board; provided, however, that nothing herein shall prohibit the Board from submitting additional matters to stockholders at any such special meeting.  The Board, the Chairman of the Board or the Lead Director may postpone, reschedule and/or cancel any special meeting of stockholders.

SECTION 3.Election of Directors. Each director to be elected by stockholders shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present by the holders of shares present in person, present by means of authorized remote communication (if any) or represented by proxy and entitled to vote on the election of directors; provided that if the number of nominees for director exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section 3, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director’s election. Votes cast shall include votes “for” or “against” and votes to withhold authority and exclude abstentions and “broker non-votes” with respect to that director’s election. If directors are to be elected by a plurality, stockholders shall be permitted to withhold votes from a nominee but shall not be permitted to vote against a nominee.

If at any meeting for the election of directors a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender to the Board his or her offer of resignation as a director. Such resignation shall be made subject to the Board’s acceptance. The Corporate Governance and Nominating Committee shall make a recommendation to the Board as to whether to accept or reject the tendered offer of resignation, or whether other action should be taken. In determining whether to accept or reject the tendered offer of resignation, the Corporate Governance and Nominating Committee shall be entitled to consider all factors believed relevant by the members of such Committee, including without limitation: (1) any stated reason for the director not receiving the required vote and whether the underlying cause or causes are curable, (2) the factors, if any, set forth in the guidelines or other policies that are to be considered by the Corporate Governance and Nominating Committee in evaluating potential candidates for the Board as such factors relate to each director who has offered his or her resignation, (3) the length of service of such director, (4) the effect of such resignation on the  Corporation’s compliance with any law, rule, regulation, stock exchange listing standards or contractual obligations, (5) such director’s contributions to the Corporation, and (6) any other factors that the Corporate Governance and Nominating Committee deems to be in the best interests of the Corporation. No director who has tendered his or her offer of resignation may participate in the Committee’s recommendation. If all of the members of the Corporate Governance and Nominating Committee have tendered their offers of resignation, then the Board shall act on the offers of resignation.

The Board shall act on the tendered offers of resignation, taking into account the recommendation of the Corporate Governance and Nominating Committee, and shall publicly disclose (by press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered offers of resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. In determining whether to accept or reject any offer of resignation, the Board shall be entitled to consider all of the factors considered by the Corporate Governance and Nominating Committee and any additional information and factors that the Board believes to be relevant. No director who has tendered his or her offer of resignation may participate in the Board’s decision regarding whether to accept such resignation. Notwithstanding the foregoing, if the acceptance by the Board of all of the then pending offers of resignation would result in the Corporation having fewer than a majority of the directors who were in office prior to the applicable election, the Board may elect to extend such 90- day period by an additional 90 days if the Board shall determine that such an extension is in the best interests of the Corporation.

If any incumbent director’s offer of resignation is not accepted by the Board, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. If a director’s offer of resignation is accepted by the Board pursuant to this Section 3, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 223 of the Delaware General Corporation Law or may decrease the size of the Board pursuant to the provisions of the Corporation’s Certificate of Incorporation.

SECTION 4.Notice. Notice, in writing or by electronic transmission, of all meetings of the stockholders, shall be mailed or otherwise given as permitted by the laws of the State of Delaware to each stockholder not less than twenty nor more than sixty days before the meeting. The notice or an accompanying document shall identify the business to be transacted at the meeting and, if directors are to be elected, the candidates therefor, as determined by the Board of Directors. As used in these By-laws, the term “electronic transmission” shall mean any kind of electronic transmission or other form of remote communication that is permitted by the laws of the State of Delaware.

SECTION 5.Stockholder Nominations and Proposals. Nominations of persons for election or reelection to the Board and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders (and not any special meeting of stockholders) only: (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto) with respect to such annual meeting given by or at the direction of the Board (or any duly authorized committee thereof), (ii) otherwise properly brought before such annual meeting by or at the direction of the Board (or any duly authorized committee thereof), (iii) by any stockholder of the Corporation in accordance with this Section 5 or (iv) by an eligible stockholder with respect to the nomination of a director for election pursuant to and in compliance with Section 6 of Article III of these By-laws.  This Section 5 sets forth certain procedures for stockholders to nominate persons for election to the Board of Directors to be considered by the stockholders at an annual meeting of stockholders if the stockholder does not wish the nomination to be included in the Corporation’s proxy statement and certain procedures for stockholders to propose any other business at an annual meeting of stockholders. Any stockholder who wishes to include nominations for the election of directors in the Corporation’s proxy statement for an annual meeting of stockholders must comply with Section 6 of this Article III. This Section 5 and Section 6 of this Article III are the sole means for stockholders to nominate persons for election to the Board of Directors or to propose other business to be conducted at an annual meeting of stockholders, other than the proposal of other business as provided by Rule 14a-8 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).

(a)	Any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 5 and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 5 may nominate candidates for director to be voted upon at, or propose other business to be considered at, the annual meeting (but not at any special meeting), only if the Secretary of the Corporation has received from such stockholder at the principal executive offices of the Corporation not less than ninety nor more than one hundred twenty days in advance of the date which is the anniversary of the date of the previous year’s annual meeting or, if the date of the applicable annual meeting is more than thirty days prior to, or more than sixty days after, the first anniversary of the date of the preceding year’s annual meeting or if no annual meeting was held in the preceding year, not less than ninety days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first, a written notice of such nomination or other business in proper form and, in the case of business other than nominations, such business must be a proper matter for stockholder action. In no event shall the adjournment, recess, postponement, judicial stay or rescheduling of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of notice as described above. To be in proper form, the written notice from the stockholder giving notice under this Section 5 (each, a “Noticing Party”) must set forth (i) as to each person whom such Noticing Party proposes to nominate for election as a director (each such person, a “Proposed Nominee”): (1) the name, age, business address and residence address of the Proposed Nominee, (2) the principal occupation or employment of the Proposed Nominee, (3) a written questionnaire with respect to the background and qualification of such Proposed Nominee, completed by such Proposed Nominee in the form required by the Corporation (which form such Noticing Party shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such Noticing Party within ten (10) days after receiving such request), (4) a written representation and agreement completed by such Proposed Nominee in the form required by the Corporation (which form such Noticing Party shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such Noticing Party within ten (10) days after receiving such request) providing that such Proposed Nominee: (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proposed Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a director of the Corporation, with such Proposed Nominee’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee that has not been disclosed to the Corporation, (C) will, if elected as a director of the Corporation, comply with all applicable rules of any securities exchanges upon which the Corporation’s securities are listed, the Certificate of Incorporation, these By-laws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and all other guidelines and policies of the Corporation generally applicable to directors (which other guidelines and policies will be provided to such Proposed Nominee within five (5) business days after the Secretary receives any written request therefor from such Proposed Nominee), and all applicable fiduciary duties under state law, (D) consents to being named as a nominee in the Corporation’s proxy statement and form of proxy for the meeting, (E) intends to serve a full term as a director of the Corporation, if elected, (F) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct and that do not and will not omit to state any fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading, and (G) will tender his or her resignation as a director of the Corporation if the Board determines that such Proposed Nominee failed to comply with the provisions of this Section 5(a)(i)(4) in all material respects, provides such Proposed Nominee of notice of any such determination and, if such non-compliance may be cured, such Proposed Nominee fails to cure such non-compliance within ten business days after delivery of such notice to such Proposed Nominee, (5) the class and number of shares of capital stock of the Corporation which are owned beneficially or of record by the Proposed Nominee, (6) a description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings, written or oral, during the past three (3) years, and any other material relationships, between or among such Proposed Nominee or any of such Proposed Nominee’s affiliates or associates (each as defined below), on the one hand, and any Noticing Party or any Stockholder Associated Person (as defined below), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K as if such Noticing Party and any Stockholder Associated Person were the “registrant” for purposes of such rule and the Proposed Nominee were a director or executive officer of such registrant, (7) a description of any business or personal interests that could place such Proposed Nominee in a potential conflict of interest with the Corporation or any of its subsidiaries, and (8) all other information relating to such Proposed Nominee or such Proposed Nominee’s associates that would be required to be disclosed in a proxy statement or other filing required to be made by such Noticing Party or any Stockholder Associated Person in connection with the solicitation of proxies for the election of directors in a contested election or otherwise required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Proxy Rules”); (ii) as to any other business that such Noticing Party proposes to bring before the meeting: (1) a reasonably brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (2) the text of the proposal or business (including the complete text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Certificate of Incorporation or these By-laws, the language of the proposed amendment), and all other information relating to such business that would be required to be disclosed in a proxy statement or other filing required to be made by such Noticing Party or any Stockholder Associated Person in connection with the solicitation of proxies in support of such proposed business by such Noticing Party or any Stockholder Associated Person pursuant to the Proxy Rules; and (iii) as to the Noticing Party and each Stockholder Associated Person: (1) the name and address of the Noticing Party and each Stockholder Associated Person (including, as applicable, as they appear on the Corporation’s books and records), (2) the class, series and number of shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record (specifying the type of ownership) by such Noticing Party or any Stockholder Associated Person (including any rights to acquire beneficial ownership at any time in the future), the date or dates on which such shares were acquired and the investment intent of such, (3) the name of each nominee holder for, and number of, any securities of the Corporation owned beneficially but not of record by such Noticing Party or any Stockholder Associated Person and any pledge by such Noticing Party or any Stockholder Associated Person with respect to any of such securities, (4) a complete and accurate description of any transaction or series of transactions that have been entered into by or on behalf of, the Noticing Party or any Stockholder Associated Person or any other written or oral agreement, arrangement or understanding (including any derivative or short positions, profit interests, hedging transactions, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, repurchase agreements or arrangements, borrowed or loaned shares and so-called “stock borrowing” agreements or arrangements) that have been entered into by or on behalf of, the Noticing Party or any Stockholder Associated Person or to which the Noticing Party or any Stockholder Associated Person is a party, the effect or intent of which is to mitigate loss, manage risk or benefit from of changes in the price of any security of the Corporation or maintain, increase or decrease the voting power of, such Noticing Party or any Stockholder Associated Person with respect to any securities of the Corporation, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation and without regard to whether such agreement, arrangement or understanding is required to be reported on a Schedule 13D, 13F or 13G in accordance with the Exchange Act (any of the foregoing, a “Derivative Instrument”), (5) a complete and accurate description of any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such Noticing Party or any Stockholder Associated Person in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Corporation securities where such Noticing Party or such Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series, (6) a complete and accurate description of all agreements, arrangements or understandings, written or oral, (A) between or among such Noticing Party and any of the Stockholder Associated Persons or (B) between or among such Noticing Party or any Stockholder Associated Person and any other person or entity (naming each such person or entity) including (I) any proxy, contract, arrangement, understanding or relationship pursuant to which such Noticing Party or any Stockholder Associated Person, directly or indirectly, has a right to vote any security of the Corporation (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), (II) any understanding, written or oral, that such Noticing Party or any Stockholder Associated Person may have reached with any stockholder of the Corporation (including the name of such stockholder) with respect to how such stockholder will vote such stockholder’s shares in the Corporation at any meeting of the Corporation’s stockholders or take other action in support of any Proposed Nominee or other business, or other action to be taken, by such Noticing Party or any Stockholder Associated Person and (III) any other agreements that would be required to be disclosed by such Noticing Party, any Stockholder Associated Person or any other person or entity pursuant to Item 5 or Item 6 of a Schedule 13D pursuant to Section 13 of the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to such Noticing Party, such Stockholder Associated Person or such other person or entity), (7) a complete and accurate description of any rights to dividends on the shares of the Corporation owned beneficially by such Noticing Party or any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (8) a complete and accurate description of any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which such Noticing Party or any Stockholder Associated Person (A) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (B) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity, (9) a complete and accurate description of any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation held by such Noticing Party or any Stockholder Associated Person, (10) a complete and accurate description of any direct or indirect interest of such Noticing Party or any Stockholder Associated Person in any contract or arrangement with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including any employment agreement, collective bargaining agreement or consulting agreement), (11) a complete and accurate description of any material interest of such Noticing Party or any Stockholder Associated Person in the business proposed by such Noticing Party, if any, or the election of any Proposed Nominee, (12) a representation that (I) neither such Noticing Party nor any Stockholder Associated Person has breached any contract or other agreement, arrangement or understanding with the Corporation or any of its subsidiaries except as disclosed to the Corporation pursuant hereto and (II) such Noticing Party and each Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section 5, (13) a complete and accurate description of any performance-related fees (other than an asset-based fee) to which such Noticing Party or any Stockholder Associated Person may be entitled as a result of any increase or decrease in the value of the Corporation’s securities or any Derivative Instruments, including any such interests held by members of such Noticing Party’s or any Stockholder Associated Person’s immediate family sharing the same household, (14) a description of the investment strategy or objective, if any, of such Noticing Party or any Stockholder Associated Person who is not an individual, (15) a certification regarding whether such Noticing Party and each Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with such person’s acquisition of shares of capital stock or other securities of the Corporation and such person’s acts or omissions as a stockholder of the Corporation, if such person is or has been a stockholder of the Corporation, (16) (A) if the Noticing Party is not a natural person, the identity of the natural person or persons associated with such Noticing Party responsible for the formulation of and decision to propose the business or nomination to be brought before the meeting (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Noticing Party, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the capital stock of the Corporation and that reasonably could have influenced the decision of such Noticing Party to propose such business or nomination to be brought before the meeting and (B) if the Noticing Party is a natural person, the qualifications and background of such natural person and any material interests or relationships of such natural person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the capital stock of the Corporation and that reasonably could have influenced the decision of such Noticing Party to propose such business or nomination to be brought before the meeting, (17) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) under the Exchange Act if such a statement were required to be filed under the Exchange Act by such Noticing Party or any Stockholder Associated Person, or such Noticing Party’s or any Stockholder Associated Person’s associates, (regardless of whether such person or entity is actually required to file a Schedule 13D) and (18) any other information relating to such Noticing Party or any Stockholder Associated Person, or such Noticing Party’s or any Stockholder Associated Person’s associates that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies in support of the business proposed by the Noticing Party, if any, or for the election of directors pursuant to the Proxy Rules; provided, however, that the disclosures in the foregoing subclauses (1) through (18) shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Noticing Party solely as a result of being the stockholder directed to prepare and submit the notice required by these By-laws on behalf of a beneficial owner. Such notice must be accompanied by (I) a representation that such Noticing Party intends to appear in person or by proxy at the meeting to bring such business before the meeting or to nominate any Proposed Nominees, as applicable, and an acknowledgment that, if such Noticing Party (or a Qualified Representative (as defined below) of such Noticing Party) does not appear to present such business or Proposed Nominees, as applicable, at such meeting, the Corporation need not present such business or Proposed Nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation, (II) a complete and accurate description of any pending or, to such Noticing Party’s knowledge, threatened legal proceeding in which such Noticing Party or any Stockholder Associated Person is a party or participant involving the Corporation or, to such Noticing Party’s knowledge, any current or former officer, director, affiliate or associate of the Corporation, (III) identification of the names and addresses of other stockholders (including beneficial owners) known by such Noticing Party to support the nomination(s) or other business proposal(s) submitted by such Noticing Party and, to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s), and (IV) a representation from such Noticing Party as to whether such Noticing Party or any Stockholder Associated Person intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to a number of holders of the Corporation’s voting shares reasonably believed by such Noticing Party to be sufficient to elect the Proposed Nominees or approve such other business proposed by the Noticing Party, as applicable, (y) to solicit proxies in support of director nominees other than the Corporation’s nominees (as defined below) in accordance with Rule 14a-19 under the Exchange Act or (z) to engage in a solicitation (within the meaning of Exchange Act Rule 14a-1(l)) with respect to the nomination or other business, as applicable, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation.

(b)	In addition to the information required pursuant to the foregoing provision of Section 5(a), the Corporation may require any Noticing Party to furnish such other information as the Corporation may reasonably require to determine the eligibility or suitability of a Proposed Nominee to serve as a director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Proposed Nominee, under the listing standards of each securities exchange upon which the Corporation’s securities are listed, any applicable rules of the Securities and Exchange Commission, any publicly disclosed standards used by the Board in selecting nominees for election as a director and for determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on any of the committees of the Board, or the requirements of any other laws or regulations applicable to the Corporation. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a Noticing Party within ten (10) days after it has been requested by the Corporation. In addition, the Board may require any Proposed Nominee to submit to interviews with the Board or any committee thereof, and such Proposed Nominee shall make himself or herself available for any such interviews within ten (10) days following any reasonable request therefor from the Board or any committee thereof.

(c)	General

(i)	No person shall be eligible for election as a director of the Corporation unless the person is nominated by a stockholder in accordance with the procedures set forth in this Section 5 or Section 6 of this Article III or the person is nominated by the Board, and no business shall be conducted at a meeting of stockholders of the Corporation except business brought by as stockholder in accordance with the procedures set forth in this Section 5 or by the Board. The number of nominees a stockholder may nominate for election at a meeting may not exceed the number of directors to be elected at such meeting and for the avoidance of doubt, no stockholder shall be entitled to make additional or substitute nominations following the expiration of the time periods set forth in the first sentence of Section 5(a). Notwithstanding the foregoing provisions of this Section 5, unless otherwise required by law, if the Noticing Party (or a Qualified Representative of the Noticing Party) proposing a nominee for director or business to be conducted at a meeting does not appear at the meeting of stockholders of the Corporation to present such nomination or propose such business, such proposed nomination shall be disregarded or such proposed business shall not be transacted, as applicable, and no vote shall be taken with respect to such nomination or proposed business, notwithstanding that proxies with respect to such vote may have been received by the Corporation. Except as otherwise provided by law, the chairperson of a meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these By-laws, and, if the chairperson of the meeting determines that any proposed nomination or business was not properly brought before the meeting, the chairperson shall declare to the meeting that such nomination shall be disregarded or such business shall not be transacted, and no vote shall be taken with respect to such nomination or proposed business, in each case, notwithstanding that proxies with respect to such vote may have been received by the Corporation.
(ii)	A Noticing Party shall update such Noticing Party’s notice provided under the foregoing provisions of this Section 5, if necessary, such that the information provided or required to be provided in such notice shall be true and correct (A) as of the record date for determining the stockholders entitled to receive notice of the meeting and (B) as of the date that is ten (10) business days prior to the meeting (or any postponement, rescheduling or adjournment thereof), and such update shall (1) be received by the Secretary at the principal executive offices of the Corporation (x) not later than the Close of Business five (5) business days after the record date for determining the stockholders entitled to receive notice of such meeting (in the case of an update required to be made under clause (A)) and (y) not later than the Close of Business seven (7) business days prior to the date for the meeting or, if practicable, any postponement, rescheduling or adjournment thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been postponed, rescheduled or adjourned) (in the case of an update required to be made pursuant to clause (B)), (2) be made only to the extent that information has changed since such Noticing Party’s prior submission and (3) clearly identify the information that has changed since such Noticing Party’s prior submission, it being understood that no such update may cure any deficiencies or inaccuracies with respect to any prior submission by such Noticing Party. For the avoidance of doubt, any information provided pursuant to this Section 5(b)(ii) shall not be deemed to cure any deficiencies in a notice previously delivered pursuant to this Section 5 and shall not extend the time period for the delivery of notice pursuant to this Section 5. If a Noticing Party fails to provide such written update within such period, the information as to which such written update relates may be deemed not to have been provided in accordance with this Section 5.
(iii)	If any information submitted pursuant to this Section 5 by any Noticing Party proposing individuals to nominate for election or reelection as a director or business for consideration at a stockholder meeting shall be inaccurate in any material respect (as determined by the Board or a committee thereof), such information shall be deemed not to have been provided in accordance with this Section 5. Any such Noticing Party shall notify the Secretary in writing at the principal executive offices of the Corporation of any inaccuracy or change in any information submitted pursuant to this Section 5 (including if any Noticing Party or any Stockholder Associated Person no longer intends to solicit proxies in accordance with the representation made pursuant to Section 5) within two (2) business days after becoming aware of such material inaccuracy or change, and any such notification shall (A) be made only to the extent that any information submitted pursuant to this Section 5 has changed since such Noticing Party’s prior submission and (B) clearly identify the information that has changed since such Noticing Party’s prior submission, it being understood that no such notification may cure any deficiencies or inaccuracies with respect to any prior submission by such Noticing Party. Upon written request of the Secretary on behalf of the Board (or a duly authorized committee thereof), any such Noticing Party shall provide, within seven (7) business days after delivery of such request (or such other period as may be specified in such request), (1) written verification, reasonably satisfactory to the Board, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by such Noticing Party pursuant to this Section 5 and (2) a written affirmation of any information submitted by such Noticing Party pursuant to this Section 5 as of an earlier date. If a Noticing Party fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section 5.
(iv)	If (A) any Noticing Party or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any Proposed Nominee and (B) such Noticing Party or Stockholder Associated Person subsequently either (1) notifies the Corporation that such Noticing Party or Stockholder Associated Person no longer intends to solicit proxies in support of such Proposed Nominee in accordance with Rule 14a-19 under the Exchange Act or (2) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act, then the nomination of such Proposed Nominee shall be disregarded and no vote on the election of such Proposed Nominee shall occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation). Upon request by the Corporation, if any Noticing Party provides notice pursuant to Rule 14a-19(b)

under the Exchange Act, such Noticing Party shall deliver to the Secretary, no later than five business days prior to the applicable meeting date, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.
(v)	In addition to complying with the foregoing provisions of this Section 5, a stockholder shall also comply with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section 5. Nothing in this Section 5 shall be deemed to affect any rights of (A) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) stockholders to request inclusion of nominees in the Corporation’s proxy statement pursuant to the Proxy Rules or (C) the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.
(vi)	Any written notice, supplement, update or other information required to be delivered by a stockholder to the Corporation pursuant to Section 5 must be given by personal delivery, by overnight courier or by registered or certified mail, postage prepaid, to the Secretary at the Corporation’s principal executive offices.
(d)	For purposes of these By-laws, (A) “affiliate” and “associate” each shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act; (B) “beneficial owner” or “beneficially owned” shall have the meaning set forth for such terms in Section 13(d) of the Exchange Act; (C) “Close of Business” shall mean 5:00 p.m. Eastern Time on any calendar day, whether or not the day is a business day; (D) “Corporation’s nominee(s)” shall mean any person(s) nominated by or at the direction of the Board; (E) “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; (F) a “Qualified Representative” of a Noticing Party means (I) a duly authorized officer, manager or partner of such Noticing Party or (II) a person authorized by a writing executed by such Noticing Party (or a reliable reproduction or electronic transmission of the writing) delivered by such Noticing Party to the Corporation prior to the making of any nomination or proposal at a stockholder meeting stating that such person is authorized to act for such Noticing Party as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of stockholders; and (G) “Stockholder Associated Person” shall mean, with respect to a Noticing Party, (I) any person directly or indirectly controlling, controlled by or under common control with such Noticing Party, (II) any member of the immediate family of such Noticing Party sharing the same household, (III) any person who is a member of a “group” (as such term is used in Rule 13d 5 under the Exchange Act (or any successor provision at law)) with, or is otherwise known by such Noticing Party or other Stockholder Associated Person to be acting in concert with, such Noticing Party or any other Stockholder Associated Person with respect to the stock of the Corporation, (IV) any beneficial owner of shares of stock of the Corporation owned of record by such Noticing Party or any other Stockholder Associated Person (other than a stockholder that is a depositary), (V) any affiliate or associate of such Noticing Party or any other Stockholder Associated Person, (VI) if such Noticing Person is not a natural person, any Responsible Person, (VII) any participant (as defined in paragraphs (a)(ii) (vi) of Instruction 3 to Item 4 of Schedule 14A) with such Noticing Party or any other Stockholder Associated

Person with respect to any proposed business or nominations, as applicable, and (VIII) any Proposed Nominee.

SECTION 6.Proxy Access for Director Nominees.

(a)	Definitions. For purposes of this Section 6, the following terms shall have the following meanings:

(i)	“Compensation Arrangement” shall mean any direct or indirect compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, including, without limitation, any agreement, arrangement or understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with candidacy, service or action as a nominee or as a director.

(ii)	“Eligible Stockholder” shall mean a person who has either (1) been a record holder of the shares of common stock of the Corporation used to satisfy the eligibility requirements in Section 6(d) continuously for the required three-year period or (2) provides to the Secretary of the Corporation, within the time period referred to in Section 6(e), evidence of continuous Ownership of such shares for such three-year period from one or more securities intermediaries.

(iii)	“Maximum Number” shall mean that number of directors constituting the greater of (x) two and (y) 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 6 (rounded down to the nearest whole number), which number shall be reduced as set forth in Section 6(c)(i).

(iv)	“Minimum Number” shall mean 3% of the number of outstanding shares of common stock of the Corporation as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(v)	“Nominating Stockholder” shall mean any Eligible Stockholder or group of up to 20 stockholders (a “Nominator Group”) that, collectively as a group, satisfy the requirements to qualify as an Eligible Stockholder, that (1) has (individually and collectively, in the case of a Nominator Group) satisfied all applicable conditions and complied with all applicable procedures set forth in this Section 6 (including, without limitation, the timely submission of a Nomination Notice that meets the requirements set forth in this Section 6), and (2) has nominated a Stockholder Nominee.

(vi)	“Nomination Notice” shall mean all information and documents that a Nominating Stockholder is required to submit to the Secretary of the Corporation pursuant to Section 6(f).

(vii)	“Own,” “Owned” or “Owning” shall mean those outstanding shares of the

Corporation’s common stock with respect to which a stockholder possesses both:

(1)	the full voting and investment rights pertaining to the shares; and

(2)	the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided, that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares:

(A)	sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale; borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell; or

(B)	subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding capital stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of reducing in any manner, to any extent or at any time in the future, such stockholder’s or affiliates’ full right to vote or direct the voting of any such shares, and/or hedging, offsetting or altering to any degree gain or loss arising from the full economic Ownership of such shares by such stockholder or affiliate, other than any such arrangements solely involving a national or multi- national multi-industry market index.

A stockholder shall “Own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. A stockholder’s Ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares provided that the stockholder has the power to recall such loaned shares within five business days’ notice. The terms “Owned,” “Owning” and other variations of the word “Own” shall have correlative meanings.

(viii)	“Stock Exchange Rules” shall mean the rules of any stock exchange on which the Corporation’s securities are traded.

(ix)	“Stockholder Nominee” shall mean any person nominated for election pursuant to this Section 6.

(x)	“Voting Commitment” shall mean any agreement, arrangement or understanding with, and any commitment or assurance to, any person or entity as to how a person, if elected as a director of the Corporation, will act or vote on any issue or question.

(b)	Proxy Access at Annual Meeting. Subject to the provisions of this Section 6, if expressly requested in the relevant Nomination Notice, the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(i)	the name of any Stockholder Nominee, which shall also be included on the Corporation’s form of proxy and ballot;

(ii)	disclosure about the Stockholder Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement;

(iii)	any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors (subject, without limitation, to Section 6(g)), if such statement does not exceed 500 words; and

(iv)	any other information that the Corporation or the Board of Directors determines, in its discretion, to include in the proxy statement relating to the nomination of the Stockholder Nominee, including, without limitation, any statement in opposition to the nomination, information relating to any Compensation Arrangement and/or Voting Commitment, and any of the information provided pursuant to this Section 6.

For the avoidance of doubt, the provisions of this Section 6 shall not apply to a special meeting of stockholders, and the Corporation shall not be required to include a director nominee of a stockholder or group of stockholders in the Corporation’s proxy statement or form of proxy or ballot for any special meeting of stockholders.

(c)	Maximum Number of Stockholder Nominees.

(i)	The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Stockholder Nominees than the Maximum Number. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 6(e) but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced. The Maximum Number for a particular annual meeting shall be reduced by:

(1)	Stockholder Nominees whose nominations for election at such annual meeting are subsequently withdrawn;

(2)	Stockholder Nominees who the Board of Directors itself decides to nominate for election at such annual meeting;

(3)	the number of incumbent directors or director candidates (including, without limitation, candidates who are not Stockholder Nominees) that in either case will be included in the Corporation’s proxy statement for an annual meeting of stockholders as an unopposed (by the Corporation) nominee pursuant to any agreement, arrangement or other understanding with any stockholder or group of stockholders; and

(4)	the number of incumbent directors who had been Stockholder Nominees at any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors.

(ii)	Any Nominating Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 6 shall rank such Stockholder Nominees based on the order that the Nominating Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials. In the event that the number of Stockholder Nominees submitted by Nominating Stockholders pursuant to this Section 6 exceeds the Maximum Number, the highest ranking Stockholder Nominee who meets the requirements of this Section 6 from each Nominating Stockholder will be selected for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of the stock of the Corporation each Nominating Stockholder Owns, as disclosed in its respective Nomination Notice submitted to the Corporation. This selection process will continue with the next highest ranked nominees as many times as necessary, following the same order each time, until the Maximum Number is reached.

(d)	Eligible Stockholders.

(i)	An Eligible Stockholder or Nominator Group may submit a nomination in accordance with this Section 6 only if the person or group (in the aggregate) has continuously Owned at least the Minimum Number (as adjusted for any stock splits, stock dividends or similar events) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to Own at least the Minimum Number of shares through the date of the annual meeting. The following shall be treated as one Eligible Stockholder or one member of a Nominator Group if such Eligible Stockholder or member of a Nominator Group shall provide together with the Nomination Notice documentation that demonstrates compliance with the following criteria:

(1)	funds under common management and investment control;

(2)	funds under common management and funded primarily by the same employer; or

(3)	a “family of investment companies” or a “group of investment companies” (each as defined in the Investment Company Act of 1940, as amended).

For the avoidance of doubt, in the event of a nomination by a Nominator Group, any and all requirements and obligations for a given Eligible Stockholder (including, without limitation, each and every fund or company that comprises the Nominator Group) that are set forth in this Section 6, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the Ownership of the Nominator Group in the aggregate. Should any stockholder withdraw from a Nominator Group at any time prior to the annual meeting of stockholders, the Nominator Group shall only be deemed to Own the shares held by the remaining members of the group.

(ii)	No stockholder shall be permitted to be in more than one Nominator Group, and if any stockholder appears as a member of more than one Nominator Group, or as a member of a Nominator Group and as a Nominating Stockholder without any such group, such stockholder shall be deemed to be a member of only the Nominator Group that has the largest Ownership position as reflected in the Nomination Notice and is not permitted to act as a Nominating Stockholder separate from such Nominator Group.

(e)	Timely Nomination Notice. To be timely, the Nomination Notice shall have been delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not less than one hundred twenty nor more than one hundred fifty days in advance of the date which is the anniversary of the date the Corporation’s proxy statement was released to security holders in connection with the previous year’s annual meeting, except where information or documents are required to be provided after the date the Nomination Notice is first submitted, as set forth in this Section 6, or, if the date of the applicable annual meeting has been changed by more than thirty days from the date contemplated at the time of the previous year’s proxy statement, not less than ninety days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first, and in no event shall the adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period (or extend any time period) for the giving of the Nomination Notice.

(f)	Nomination Notice. The Nomination Notice shall consist of, collectively, the following information, documents and agreements which shall, for avoidance of doubt, be compiled, completed and submitted by the Nominating Stockholder or its representatives at its own cost:

(i)	documentary evidence in the form of one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period, provided that each such intermediary must be a participant in the Depository Trust Company or an affiliate of a participant in the Depository Trust Company) verifying and certifying that, as of a date within seven calendar days prior to the date of the Nomination Notice, the Nominating Stockholder Owns, and has continuously Owned for the preceding three years, the

Minimum Number of shares, and the Nominating Stockholder’s agreement to provide, within five business days after the record date for the annual meeting, documentary evidence in the form of written statements from the record holder and intermediaries verifying and certifying the Nominating Stockholder’s continuous Ownership of the Minimum Number of shares through the record date;

(ii)	an undertaking to provide immediate notice if the Nominating Stockholder ceases to Own the Minimum Number of shares prior to the date of the annual meeting;

(iii)	a copy of the Schedule 14N (or any successor form) relating to the Stockholder Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Stockholder as applicable, in accordance with Securities and Exchange Commission rules;

(iv)	the written consent of each Stockholder Nominee to being named in the Corporation’s proxy statement, form of proxy and ballot as a nominee and to serving as a director if elected;

(v)	a written notice of the nomination of such Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including, for the avoidance of doubt, each member of a Nominator Group):

(1)	the information and other deliverables that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 5(a) of this Article III, as if the Nominating Stockholder were proposing a director nominee under that section;

(2)	to the extent not included in the response to paragraph (1) above, a detailed description of all direct and indirect material compensation and other monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Nominating Stockholder, on the one hand, and each Stockholder Nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S−K (or its successor Item) if the Nominating Stockholder were the “registrant” for purposes of such item and the Stockholder Nominee were a director or executive officer of such registrant;

(3)	a detailed description of all communications by such Nominating Stockholder with any other stockholder or beneficial owner of any securities of the Corporation regarding such Stockholder Nominee;

(4)	the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(5)	a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(6)	a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than such Nominating Stockholder’s Stockholder Nominee(s);

(7)	a representation and warranty that the Nominating Stockholder has not engaged in and will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the annual meeting, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors;

(8)	a representation and warranty that the Nominating Stockholder has not engaged in and will not engage in, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors, (1) an exempt solicitation as described in Rule 14a-2(b) under the Exchange Act, or (2) any communication, as described in Rule 14a-1(l)(2)(iv) under the Exchange Act, stating how the Nominating Stockholder intends to vote at the annual meeting and the reasons therefore;

(9)	a representation and warranty that the Nominating Stockholder will not use or distribute any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting;

(10)a representation and warranty that the Stockholder Nominee’s candidacy or, if elected, board membership would not violate applicable state or federal law or Stock Exchange Rules;

(11)a representation and warranty that the Stockholder Nominee: (A) qualifies as independent under the Stock Exchange Rules and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors; and (B) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Stockholder Nominee;

(12)a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 6(d);

(13)a representation and warranty that the Nominating Stockholder will continue to satisfy the eligibility requirements described in Section 6(d) through the date of the annual meeting;

(14)the details of any position of the Stockholder Nominee as an officer or director of any competitor (that is, any entity that provides products or services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;

(15)if desired, a statement for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors; provided, that any such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act; and

(16)in the case of a nomination by a Nominator Group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(vi)	an executed agreement (which form of agreement shall be provided to the Nominating Stockholder by the Secretary upon written request), which must be submitted within ten days of the Nominating Stockholder’s first submission of the Nomination Notice, pursuant to which the Nominating Stockholder (including each member of a Nominator Group) agrees:

(1)	to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(2)	to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Stockholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(3)	to assume all liability stemming from any action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or the Stockholder Nominee nominated by such Nominating Stockholder with the Corporation, its stockholders or any other person, including, without limitation, the Nomination Notice;

(4)	to indemnify and hold harmless (jointly with all other members of a Nominator Group, if applicable) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any action, suit or proceeding (whether threatened, pending or completed), whether legal, judicial, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or Stockholder Nominee to comply with, or any breach or alleged breach of, its, or his or her, as applicable, obligations, agreements or representations under or pursuant to this Section 6, or otherwise arising out of any nomination, solicitation or other activity by any Eligible Stockholder or any member of a Nominator Group in connection with its efforts pursuant to this Section 6;

(5)	to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of any misstatement or omission if information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any member of a Nominator Group) with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), and promptly notify the Corporation and any other recipient of the information that is required to correct the misstatement or omission; and

(6)	in the event that the Nominating Stockholder (including any member of a Nominator Group) has failed to continue to satisfy the eligibility requirements described in Section 6(d), to promptly notify the Corporation.

(vii)an executed questionnaire (which form of questionnaire shall be provided to the Nominating Stockholder by the Secretary upon written request), which must be submitted within ten days of the Nominating Stockholder’s first submission of the Nomination Notice;

(viii)an executed agreement (which form of agreement shall be provided to the Nominating Stockholder by the Secretary upon written request), which must be submitted within ten days of the Nominating Stockholder’s first submission of the Nomination Notice, by the Stockholder Nominee:

(1)	to provide to the Corporation such other information as it may reasonably request;

(2)	that the Stockholder Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Principles and Code of Conduct and any other policies and guidelines applicable to directors; and

(3)	that the Stockholder Nominee is not and will not become a party to (1) any Compensation Arrangement in connection with such person’s nomination or candidacy for director and/or such person’s service or action as a director of the

Corporation that has not been disclosed to the Corporation prior to or concurrently with the Nominating Stockholder’s submission of the Nomination Notice, or (2) any Voting Commitment that has not been disclosed to the Corporation prior to or concurrently with the Nominating Stockholder’s submission of the Nomination Notice.

The information and documents required by this Section 6(f) shall be provided with respect to and be executed by the Nominating Stockholder (and each member of a Nominator Group), and provided with respect to the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or any member of a Nominator Group that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 6(f) (other than such information and documents required to be provided after the date the Nomination Notice is first submitted) have been delivered to or, if sent by mail, received by the Secretary of the Corporation. The Nominating Stockholder shall further update and supplement the Nominating Notice, if necessary, so that the information provided or required to be provided in such Nomination Notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and any such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment of postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

(g)	Exclusion or Disqualification of Stockholder Nominees.

(i)	If, after the deadline for submitting a Nomination Notice as set forth in Section 6(e), a Nominating Stockholder becomes ineligible or withdraws its nomination or a Stockholder Nominee becomes ineligible or unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, the Corporation:

(1)	shall not be required to include in its proxy statement or on any ballot or form of proxy the Stockholder Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder; and

(2)	may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(ii)	Notwithstanding anything to the contrary contained in this Section 6, the Corporation may omit from its proxy materials any Stockholder Nominee, and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s statement in support), and in such case no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Stockholder Nominee, if:

(1)	the Corporation receives a notice that a stockholder intends to nominate a candidate for director at the annual meeting pursuant to the advance notice requirements set forth in Section 5(a) of this Article III;

(2)	the Nominating Stockholder has engaged in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the annual meeting, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors;

(3)	the Nominating Stockholder has engaged in, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors, (1) an exempt solicitation as described in Rule 14a-2(b) under the Exchange Act, or (2) any communication, as described in Rule 14a-1(l)(2)(iv) under the Exchange Act, stating how the Nominating Stockholder intends to vote at the annual meeting and the reasons therefore;

(4)	the Nominating Stockholder or the designated lead group member of a Nominator Group, as applicable, or any qualified representative thereof, does not appear at the annual meeting to present the nomination submitted in accordance with this Section 6;

(5)	the Board of Directors, acting in good faith, determines that such Stockholder Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with these By-laws or the Corporation’s Certificate of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including the Stock Exchange Rules;

(6)	the Stockholder Nominee was nominated for election to the Board of Directors pursuant to this Section 6 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew from or became ineligible or unavailable for election at such annual meeting or received a vote of less than 25% of the shares of common stock entitled to vote for such Stockholder Nominee;

(7)	the Stockholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton

Antitrust Act of 1914, as amended; or

(8)	the Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 6(d), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or the Nomination Notice omits a material fact necessary to make the statement made not misleading), the Stockholder Nominee becomes unwilling or unable to serve on the Board of Directors or any violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Stockholder Nominee under this Section 6.

(iii)	Notwithstanding anything to the contrary contained in this Section 6, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Stockholder Nominee included in the Nomination Notice, if:

(1)	such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(2)	such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, Corporation, partnership, association or other entity, organization or governmental authority;

(3)	the inclusion of such information in the proxy statement would otherwise violate the Securities and Exchange Commission proxy rules or any other applicable law, rule or regulation; or

(4)	the inclusion of such information in the proxy statement would impose a material risk of liability upon the Corporation.

(iv)	The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

SECTION 7.Quorum. The holders of a majority of the voting power of the outstanding shares of the capital stock of the Corporation entitled to vote thereat, present in person, present by means of authorized remote communication (if any) or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders except as may otherwise be provided by law, by the Certificate of Incorporation or by these By-laws.  If a quorum shall not be present or represented at any meeting of stockholders, either the chairperson of the meeting or the stockholders entitled to vote thereat, present in person, present by means of authorized remote communication (if any) or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 11 of Article III of these By-laws, until a quorum shall be present or represented.  A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

SECTION 8.Voting and Proxies. Each stockholder shall, subject to the provisions of the Certificate of Incorporation, at each meeting of the stockholders be entitled to one vote in person or by proxy for each share of the stock of the Corporation which has voting power on the matter in question and which shall have been held by such stockholder and registered in his or her name on the books of the Corporation:

(a)on the date fixed pursuant to the provisions of Section 6 of Article VIII of these By-laws as the record date for the determination of stockholders who shall be entitled to notice of and to vote at such meeting, or

(b)if no such record date shall have been so fixed, then at the close of business on the day next preceding the day on which notice of the meeting shall be given.

At all meetings of the stockholders, all matters, except for the election of directors, which shall be decided pursuant to the provisions of Article III, Section 3, and as otherwise provided in the Certificate of Incorporation, in these By- laws, or by law, shall be decided by the vote of the holders of a majority of the voting power of the outstanding shares of the capital stock of the Corporation entitled to vote thereat present in person, present by means of authorized remote communication (if any) or by proxy, a quorum being present. Proxies may be submitted in any manner permitted by the laws of the State of Delaware. The vote at any meeting of the stockholders on any question need not be by ballot, unless so directed by the person presiding over the annual meeting. The Board of Directors, or, if the Board shall not have made the appointment, the chairperson presiding at any meeting of stockholders, shall have the power to appoint one or more persons to act as inspector or inspectors, to receive, canvass and report the votes cast by the stockholders at such meeting; but no candidate for the office of director shall be appointed as an inspector at any meeting for the election of directors.

SECTION 9. Conduct of Meeting. The Chairman of the Board or, in his or her absence, the Lead Director, shall preside as the chairperson of the meeting at all meetings of the stockholders. In the absence of the Chairman of the Board, and if there is no Lead Director, a director or officer designated by the Board of Directors or the Chairman of the Board shall preside as the chairperson of the meeting at the meeting of the stockholders.  The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders as it shall deem appropriate.  Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include  the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized proxies or such other persons as the Chairperson of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement of the meeting; (f) limitations on the time allotted to questions or comments by participants; (g) removal of any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines, regulations or procedures; (h) conclusion, recess or adjournment of the meeting, regardless of whether a quorum is present, to a later date and time and at a place, if any, announced at the meeting; (i) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; (j) rules, regulations or procedures for compliance with any state and local laws and regulations including those concerning safety, health and security; (k) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting and (l) any guidelines and rules, regulations or procedures as the chairperson of the meeting may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting, whether such meeting is to be held at a designated place or solely by means of remote communication.  The chairperson of a stockholder meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine and declare to the meeting that a matter or business was not properly brought before the meeting, and, if the chairperson of the meeting should so determine, the chairperson of the meeting shall so declare to the meeting and any such matter of business not properly brought before the meeting shall not be transacted or considered. Except to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

SECTION 10. Secretary of the Meeting. The Secretary of the Corporation shall act as secretary of all meetings of the stockholders; and, in his or her absence, the person presiding over the annual meeting may appoint any person to act as secretary of the meeting.

SECTION 11.Adjournments.  Any meeting of stockholders may be adjourned or recessed from time to time to reconvene at the same or some other place, if any, by holders of a majority of the voting power of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person, present by means of authorized remote communication (if any) or represented by proxy, though less than a quorum, or by any officer or other designated person entitled to preside at or to act as secretary of such meeting, and notice need not be given of any such adjourned or recessed meeting (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) if the time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned or recessed meeting, are (a) announced at the meeting at which the adjournment or recess is taken, (b) displayed during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (c) set forth in the notice of meeting given in accordance with these By-laws.  At the adjourned or recessed meeting, the Corporation may transact any business that might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, notice of the adjourned meeting in accordance with the requirements of Section 4, Article III of these By-laws shall be given to each stockholder of record entitled to vote at the meeting.  If, after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

ARTICLE IV

Board of Directors

SECTION 1.Regular Meetings. Regular meetings of the Board of Directors shall be held at such time and at such place (or by such form of communication) as may from time to time be fixed by resolution of the Board of Directors. Unless otherwise provided by law or by these By-laws, notice of regular meetings of the Board need not be given.

SECTION 2. Special Meetings. Special meetings of the Board of Directors may be called by the number of directors which would constitute a quorum of the Board of Directors or by order of the Chairman of the Board or Lead Director. The Secretary shall give notice to each director of the time, place (or form of communication) and purpose or purposes of each special meeting by mailing the same at least two days before the meeting, or by delivering the same personally or by telephone, videoconference or other electronic means not later than the day before the day of the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

SECTION 3.Conduct of Meeting. At meetings of the Board of Directors, the Chairman of the Board or, in his or her absence, the Lead Director, shall preside. In the absence of the Chairman of the Board, and if there is no Lead Director, a director designated by the Board of Directors shall preside. If the Chairman of the Board is “independent” under the Rules of the New York Stock Exchange, the Chairman of the Board shall preside over all executive sessions of the Board of Directors, otherwise the Lead Director shall so preside. In the absence of the Lead Director, another “independent” member of the Board of Directors shall preside over such executive sessions.

SECTION 4. Quorum and Action. At meetings of the Board of Directors, a quorum for the transaction of business shall be a majority of the total number of directors determined from time to time by the Board of Directors pursuant to Article EIGHTH of the Certificate of Incorporation. If less than a quorum shall be present, a majority of those present may adjourn any meeting until a quorum shall be present, whereupon the meeting may be held, as adjourned, without further notice. The act of a majority of the directors present at a meeting where a quorum is present shall be the act of the Board of Directors.

SECTION 5. Form of Participation. Any or all of the directors may participate in a meeting of the Board of Directors by means of conference telephone, videoconference or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

SECTION 6. Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing or by electronic transmission or transmissions, and evidence of such consent is filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 7. Compensation of Directors. The directors shall receive such compensation for their services as may be prescribed by the Board of Directors and shall be reimbursed by the Corporation for ordinary and reasonable expenses incurred in the performance of their duties.

SECTION 8.Chairman, Lead Director, Acting Chairman. The Chairman of the Board shall be elected by the Board, and may be an officer of the Corporation, and shall have such powers and duties as customarily pertain to that office. The “independent” directors shall appoint a Lead Director in the event that the Chairman of the Board is not “independent” under the Rules of the New York Stock Exchange. In case of the absence or disability of the Chairman of the Board, the Lead Director shall have the powers and duties of the Chairman of the Board. If there is no Lead Director, then a director designated by the Chairman of the Board or, in the absence of such designation, by the Board of Directors, shall serve as Acting Chairman and shall have the powers and duties of the Chairman of the Board in case of absence or disability of the Chairman of the Board.

ARTICLE V

Committees

SECTION 1. Appointment. The Board of Directors may appoint from among its members such committees as the Board may determine, which shall consist of such number of directors and have such powers and authority as shall from time to time be prescribed by the Board and permitted by subsection (2) of Section 141(c) of the Delaware General Corporation Law.

SECTION 2. Regular Meetings. Regular meetings of committees shall be held at such time and at such place (or by such form of communication) as may from time to time be fixed by resolution of the Board of Directors. Unless otherwise provided by law or by these By-laws, notice of regular meetings of committees need not be given.

SECTION 3. Special Meetings. Special meetings of committees may be called by order of the chairman of the committee or the Chairman of the Board or Lead Director. The Secretary shall give notice to each member of the time, place (or form of communication) and purpose or purposes of each special meeting by mailing the same at least two days before the meeting, or by delivering the same personally or by telephone, videoconference or other electronic means not later than the day before the day of the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

SECTION 4. Conduct of Meeting. At meetings of committees, the chairman of the committee or, in his or her absence, a director designated by the members of the committee shall preside.

SECTION 5. Quorum. A majority of the members of any committee shall constitute a quorum for the transaction of business; provided, however, that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

SECTION 6. Form of Participation. Any or all of the members of any committee may participate in a meeting of the committee by means of conference telephone, videoconference or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

SECTION 7. Written Consent. Any action required or permitted to be taken at a meeting of any committee may be taken without a meeting if all the members consent thereto in writing or by electronic transmission or transmissions, and evidence of such consent is filed with the minutes of proceedings of the committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE VI

Officers

SECTION 1. Election of Officers. The Board of Directors shall elect the officers of the Corporation, which may include a Chief Executive Officer, a President, one or more Vice Presidents, a Controller, a Treasurer, a Secretary and a General Counsel (or Chief Legal Officer). One or more of these positions may be held by the same individual. Any Vice President may be given an additional designation of rank or function. Each officer shall have such powers and duties as may be prescribed by these By-laws and as may be assigned by the Board of Directors or the Chairman of the Board.

SECTION 2. Chief Executive Officer and President. The Chief Executive Officer shall have the powers that customarily pertain to that office. The Chief Executive Officer, or in the absence of a Chief Executive Officer, the President, shall have general supervision over the property, business and affairs of the Corporation and over its other officers. He or she may appoint and remove assistant officers and other employees and agents. In the event there is a Chief Executive Officer and a President and such offices are held by different individuals, the President shall serve as the chief operating officer of the Corporation.

SECTION 3. Powers. The officers may execute and deliver in the name of the Corporation powers of attorney, contracts, and other obligations and instruments pertaining to the regular course of their respective duties.

SECTION 4. Responsibility for Audit. An officer or officers designated by the Board of Directors shall be responsible to the Board of Directors for financial control and internal audit of the Corporation and its subsidiaries.

SECTION 5. Treasurer. The Treasurer shall have general supervision over the funding and currency management affairs of the Corporation.

SECTION 6.Controller. The Controller shall be the chief accounting officer of the Corporation.
SECTION 7.Secretary. The Secretary shall keep the minutes of all meetings of the stockholders of the Corporation, of the Board of Directors and of all committees appointed by the Board.
SECTION 8.General Counsel or Chief Legal Officer.  The General Counsel or Chief Legal Officer shall have general supervision over the legal affairs of the Corporation.

SECTION 9. Vacancies. In case any office shall become vacant, the Board of Directors shall have power to fill such vacancy. In case of the absence or disability of any officer, the Board of Directors or the Chairman of the Board may assign the powers and duties of such office to any other officer or officers. Any officer shall be subject to removal at any time by vote of a majority of the whole Board.

SECTION 10. Voting of Stock held by Corporation. The Chairman of the Board or the President, or a Vice President thereunto duly authorized by the Chairman of the Board, shall have full power and authority on behalf of the Corporation to attend and to vote at any meeting of stockholders of any corporation in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, and shall have power and authority to execute and deliver proxies and consents on behalf of the Corporation in connection with the exercise by the Corporation of the rights and powers incident to the ownership of such stock. The Board of Directors may confer like powers upon any other person or persons.

ARTICLE VII

Indemnification

SECTION 1.Each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he, she, or a person for whom he or she is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such service; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by him or her only if such proceeding was authorized by the Board of Directors, either generally or in the specific instance. The right to indemnification shall include the advancement of expenses incurred in defending any such proceeding in advance of its final disposition in accordance with procedures established from time to time by the Board of Directors; provided, however, that, if the Delaware General Corporation Law so requires, the director, officer or employee shall deliver to the Corporation an undertaking to repay all amounts so advanced if it shall ultimately be determined that he or she is not entitled to be indemnified under this Article or otherwise.

SECTION 2.The rights of indemnification provided in this Article shall be in addition to any rights to which any person may otherwise be entitled by law or under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. Unless otherwise provided when authorized or ratified, such rights shall continue as to any person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators, and shall be applicable to proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.

SECTION 3.The Corporation may purchase and maintain insurance to protect any person against any liability or expense asserted against or incurred by such person in connection with any proceeding, whether or not the Corporation would have the power to indemnify such person against such liability or expense by law or under this Article or otherwise. The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to insure the payment of such sums as may become necessary to effect indemnification as provided herein.

ARTICLE VIII

Capital Stock

SECTION 1. Certificated or Uncertificated Shares. The Board of Directors may authorize the issuance of stock either in certificated or in uncertificated form. If shares are issued in uncertificated form, each stockholder shall be entitled upon written request to a stock certificate or certificates, representing and certifying the number and kind of full shares held, signed by the Chairman of the Board or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, which signatures may be facsimile.

SECTION 2. Transfer Agent and Registrar. The Board of Directors shall have power to appoint one or more Transfer Agents and Registrars for the transfer and registration of stock of any class, and may require that stock certificates be countersigned and registered by one or more of such Transfer Agents and Registrars.

SECTION 3. Transfer. Shares of capital stock of the Corporation shall be transferable on the books of the Corporation only by the holder of record thereof in person or by duly authorized attorney, upon surrender and cancellation of certificates, or other evidence of ownership if no certificates shall have been issued, for a like number of shares.
SECTION 4. Lost, Stolen or Destroyed Certificates. In case any certificate for the capital stock of the Corporation shall be lost, stolen or destroyed, the Corporation may require such proof of the fact and such indemnity to be given to it and to its Transfer Agent and Registrar, if any, as shall be deemed necessary or advisable by it.

SECTION 5. Record Holders. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder thereof in fact, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

SECTION 6. Record Dates. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or other allotment of any rights, or entitled to exercise any rights in respect of any other change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. If in any case involving the determination of stockholders for any purpose (other than notice of or voting at a meeting of stockholders) the Board of Directors shall not fix such a record date, the record date for determining stockholders for such purpose shall be the close of business on the day on which the Board of Directors shall adopt the resolution relating thereto. A determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE IX

Miscellaneous

SECTION 1.Fiscal Year. The Board of Directors shall have power to fix, and from time to time change, the fiscal year of the Corporation. Unless otherwise fixed by the Board, the calendar year shall be the fiscal year.

SECTION 2.Waiver of Notice. Whenever notice is required to be given by these By-laws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE X

Amendment

SECTION 1.The Board of Directors shall have power at any meeting of the Board, to add any provision to or to alter, amend or repeal any provision of these By-laws by the vote of a majority of the total number of directors determined from time to time by the Board of Directors pursuant to Article EIGHTH of the Certificate of Incorporation.

ARTICLE XI

Emergency By-laws

SECTION 1.Emergency By-laws. This Article XI shall be operative during any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL or other similar emergency condition (including a pandemic), as a result of which a quorum of the Board or a committee thereof cannot readily be convened for action (each, an “Emergency”), notwithstanding any different or conflicting provision of the preceding Sections of these By-laws or in the Certificate of Incorporation .  To the extent not inconsistent with the provisions of this Article XI, the preceding Sections of these By-laws and the provisions of the Certificate of Incorporation shall remain in effect during such Emergency, and upon termination of such Emergency, the provisions of this Article XI shall cease to be operative unless and until another Emergency shall occur.

SECTION 2.Meetings; Notice.  During any Emergency, a meeting of the Board or any committee thereof may be called by any member of the Board or such committee or the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation.  Notice of the place (or form of communication), date and time of the meeting shall be given by any available means of communication by the person calling the meeting to such of the directors or committee members as, in the judgment of the person calling the meeting, it may be feasible to reach.  Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.

SECTION 3.Quorum.  At any meeting of the Board called in accordance with Section 2 of this Article XI above, the presence or participation of at least one third of the total number of directors determined from time to time by the Board of Directors pursuant to Article EIGHTH of the Certificate of Incorporation shall constitute a quorum for the transaction of business, and at any meeting of any committee of the Board called in accordance with Section 2 of this Article XI above, the presence or participation of one third of the members of such committee shall constitute a quorum for the transaction of business.

SECTION 4.Liability.  No officer, director or employee of the Corporation acting in accordance with the provisions of this Article XI shall be liable except for willful misconduct.

SECTION 5.Amendments.  At any meeting called in accordance with Section 2 of this Article XI above, the Board, or any committee thereof, as the case may be, may modify, amend or add to the provisions of this Article XI as it deems it to be in the best interests of the Corporation so as to make any provision that may be practical or necessary for the circumstances of the Emergency.

SECTION 6.Repeal or Change.  The provisions of this Article XI shall be subject to repeal or change by further action of the Board or by action of the stockholders, but no such repeal or change shall modify the provisions of Section 4 of this Article XI above with regard to action taken prior to the time of such repeal or change.

ARTICLE XII

Forum for Certain Actions

SECTION 1.Forum.  Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, these By-laws or the Certificate of Incorporation (in each case, as may be amended from time to time), (iv) any action asserting a claim against the Corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended.
SECTION 2.Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 1 of this Article XII is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 1 of this Article XII

(an “Enforcement Action”) and (b) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

SECTION 3.Enforceability.  If any provision of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article XII, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

SECTION 4.Notice and Consent.  For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

Adopted: September 22, 2022